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                                                                 Exhibit (a)(16)


NEWS RELEASE

                                    TRW Inc.
                                    1900 Richmond Road
                                    Cleveland, OH 44124                  [logo]

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For Immediate Release                        Contacts

                                      TRW           Jay A. McCaffrey (Cleveland)
                                                    216.291.7179 (Media)

                                                    Larry Edelman (Cleveland)
                                                    216.291.7506

                                    JP Morgan       Sarah Nash (New York)
                                                    212.483.2323

    TRW RECEIVES CLEARANCE FROM EUROPEAN COMMISSION FOR
    ITS RECOMMENDED CASH TENDER OFFER FOR LUCASVARITY PLC

    CLEVELAND, March 11, 1999 - TRW Inc. (NYSE: TRW) announced today that the European Commission has approved its proposed acquisition of LucasVarity plc (NYSE: LVA, LSE: LVA). The European Commission's approval follows clearance for the acquisition from the United States Federal Trade Commission, announced on February 13, 1999.

    The offer is not being made, directly or indirectly, in or into, Canada, Australia or Japan. Accordingly, neither copies of this announcement nor any related offering documents are to be mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

    TRW, with sales of approximately $12 billion in 1998, provides advanced technology products and services for the automotive, space and defense, and information technology markets. The company's news releases are available through TRW's corporate Web site (http://www.trw.com/).

    LucasVarity plc is a U.K. company with shares traded in London and, in the form of ADRs, on the New York Stock Exchange. The company has $6.8 billion of sales, $5.6 billion of which are derived from the automotive industry and $1.2 billion from aerospace.

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    Inquiries should be forwarded to:

    U.K. Receiving Agent:             Computershare Services PLC
                                      44 (0) 117 305 1001
    U.S. Depositary:                  Morgan Guaranty Trust Company of New York
                                      800.428.4237
    Information Agent:                Georgeson & Company Inc.
                                      800.223.2064